THE INDIANA ENERGY -- ANALYST TELECONFERENCE

          OPERATOR

Good morning, everyone, and welcome to the Indiana Energy analyst conference call. This call is being recorded and is copyrighted material. Therefore, please note that it cannot be recorded, transcribed, or rebroadcast without the Company' permission.
Your participation implies consent to our recording this call.
If you do not agree to these terms, simply drop off the line.
Now I would like to turn the call over to Jeff Whiteside the director of investor relations. Please go ahead, sir.

     JEFF WHITESIDE

 Thank you, and good morning.  As the operator mentioned, I'm
Jeff Whiteside.  We're pleased that you could join the Indiana
Energy teleconference this morning.

Joining me this morning are Niel Ellerbrook, President and CEO and Carl Chapman, Senior Vice President and CFO both from the Indiana Energy team. Also joining us is Andy Goebel, President and COO of SIGCORP. You of course know that Indiana Energy and SIGCORP have previously announced a merger of equals to form Vectren Corporation. Andy will add his remarks about the DPL transaction from SIGCORP's point of view.

Also joining us today are Jerry Benkert, Vice President and Controller; Ron Christian, Vice President and General Counsel, and Steve Schein, Vice President and Treasurer.

As usual, we'll allow time at the conclusion of our remarks for questions and answers.

Today, we're going to be discussing certain subjects, including subjects pertaining to this transaction and our growth strategy that may contain forward-looking statements. I would caution you that actual results could differ materially from those that we will be projecting in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that's provided to you is readily available in our report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 1997, and was most recently restated in our report on Form 10-Q, filed with the Securities and Exchange Commission on August 12, 1999.

And with that, I'll ask Niel to begin his remarks.

NIEL ELLERBROOK

Thank you Jeff and good morning, everyone.

Today, Indiana Energy announced that our board of directors has approved a definitive agreement under which Indiana Energy will acquire DPL's natural gas distribution business for $425 million in cash.

The acquisition of DPL's natural gas distribution business will add nearly 305,000 residential, commercial, industrial, and government customers to Indiana Energy's existing base of over 500,000 customers. In combination with our pending merger with SIGCORP to create Vectren Corporation, we will be serving nearly 1 million utility customers in Indiana and Ohio. With these properties being located adjacent to Indiana Energy's existing service area, this transaction is a particularly logical extension of our strategy to grow our distribution operations taking advantage of our existing expertise while allowing costs to be spread over a larger base.

DPL's regulated business includes 5,000 miles of pipeline in 16
West-Central Ohio counties that are located contiguous to IEI's existing 11,000 miles of pipeline.

We will take great care to ensure a very smooth transition in the operations of the business. No significant reduction in total headcount is anticipated and we'll employ a number of current arrangements with DPL's electric business such as contracted joint meter reading and call center support to maintain stability and low costs up to a three year transition period. The acquired natural gas distribution business will operate under the Vectren brand and will continue to be based in Dayton, Ohio.

We also believe that the addition of this market area will permit us to grow IEI's non-regulated business in the areas of customer contacts, gas supply and utility services.


In addition, SIGCORP also has other non-regulated investments that when deployed in DPL's service area could present interesting and inviting possibilities. Through SIGECOM, SIGCORP has brought a fiber-optic based integrated communication system that offers leading edge telecommunications services to greater Evansville. The Dayton area may provide an opportunity for deployment of a similar fiber optic system.

We believe there is also value and a strategic advantage related to DPL's gas supply. DPL currently meets its gas service requirements through a combination of natural gas purchase contracts with producers and marketers, storage and transportation services from pipeline companies, and its owned propane facilities. In addition, DPL presently has six interstate pipeline connections and indirect access to two additional pipelines. We believe these pipeline interconnects are truly strategic and will allow for maximum supply flexibility for our distribution companies and energy marketers.

Finally, this acquisition allows the continued deployment of core competencies that we have utilized to create non-regulated businesses and revenue streams serving primarily utilities. Businesses such as Reliant Services, a regional underground utility plant locating, meter reading and construction business, CIGMA, a regional supplier of material and integrated supply solutions, and IEI Financial Services, a third party collection agency that also provides financial services. All should have improved opportunities for growth as a result of this transaction.

Although we are in the midst of the merger of Indiana Energy and SIGCORP to create Vectren Corporation, given the adjacency of these assets to our service territory, we concluded that this opportunity could not be ignored as it continues our regional expansion.

Now I would like to ask Carl Chapman to provide some additional detail regarding the transaction. Carl.

CARL CHAPMAN

Thanks Niel, and good morning.

First, let me share a few thoughts on some of the valuation metrics we looked at and why we believe this transaction is a good deal from our point of view. The purchase price of $1400 per customer compares very favorably to recent transactions that have a range of $1500 to $3800 per customer.

Further, if you assume a stand alone LDC with a 55% common equity ratio, the purchase price equates to about a 237% market to book equity value ratio and a 20 x price earnings multiple. These metrics compare to averages of 261% and 24 x for deals over the last year. Remember also that as an asset purchase we expect virtually the entire purchase price to be tax deductible in some form. Merrill Lynch has provided a fairness opinion to Indiana Energy.

Revenues for DPL's natural gas distribution business were $215 million for the 12 months ended September 30, 1999 on throughput of 55 BCF during a period when weather was 91% of normal. We would expect throughput of about 60 Bcf in a normal weather year.

The acquisition will be accounted for as a purchase and is anticipated to be slightly accretive to earnings in the first full year after closing, excluding one-time charges related to the transaction.

We plan to finance the purchase initially with a bank credit facility, which will be replaced over time with permanent financing. While the level of debt added may impact the credit ratings of the holding company, we will continue to focus on a capital structure which permits financial flexibility and access to capital markets at reasonable costs.

The transaction is conditioned, among other things, upon the approval of the Public Utility Commission of Ohio. We will continue emphasis on the competitive prices DPL's customers have historically enjoyed and therefore believe along with our Ohio regulatory counsel the PUC will be supportive of the transaction. Other required regulatory actions will include a Hart- Scott-Rodino notification and a filing with the SEC regarding an exemption under the public utility holding company act. Although we can provide no assurance, the companies hope that regulatory approvals can be obtained and closing can occur by June 30th.

 Shareholder approval is not required by either Indiana Energy or DPL to complete the transaction.

I would now like to ask Andy Goebel to make some remarks about the transaction from SIGCORP's point of view. Andy.

ANDY GOEBEL

Thanks Carl.

Good morning. As you might imagine, SIGCORP is also very excited about this transaction. Our Board of Directors unanimously and enthusiastically approved the amendment to the Vectren definitive agreement to endorse this DPL transaction. Our conclusion is that like our pending merger with IEI to form Vectren, the acquisition of DPL's gas business is a deal that simply makes good sense. It capitalizes on our strong core competencies that both Indiana Gas and SIGECO have on the regulated side of the business and will allow us to also capitalize on the prospects that Niel mentioned for the Vectren non-regulated businesses in the areas of customer contacts, gas supply and utility services. Finally, the transaction is another step in carrying out our shared vision to make Vectren the leading provider of energy products and services in the region.

I believe Niel has a few closing comments.  Niel.

NIEL ELLERBROOK


Thanks Andy.



With respect to our merger with SIGCORP to form Vectren, the various approval and review processes continue on track. Special shareholders' meetings will take place this Friday at both Indiana Energy and SIGCORP. The shareholders' vote is going well as 95% of all votes received to date have been in favor of the Vectren transaction.

The Vectren transaction does not require Indiana Utility Regulatory Commission approval. Notwithstanding this, the merger partners concluded that it was sensible to provide the IURC with a forum to review and consider the effect of the merger on Indiana Gas Company and Southern Indiana Gas and Electric Company, which is SIGCORP's public utility subsidiary.
Currently, we have pending a request for the IURC to review and comment on the merger's public interest benefits. The hearing is set for February 2nd. We continue to be engaged in discussions with the Indiana Utility Consumer Counselor's Office in an effort to resolve the merger proceedings in a cooperative manner, and we are very hopeful that agreement can be reached before the hearing.

While IURC approval is not required, FERC approval is required.
There are obviously no guarantees, but we are optimistic that as a result of being on the FERC agenda later today, approval may be forthcoming shortly.

Regarding our Hart-Scott-Rodino Act notification made to the DOJ and the FTC, we certified our compliance on November 24. It is our understanding that as a practical matter, HSR reviews of this type often track the timing of the FERC's decision on the merger, so if we receive approval from FERC this week, any issues relating to the HSR filing should be resolved soon. We expect to bring this process to closure in January.

We filed with the SEC requesting that Vectren be determined to be an exempt holding company for purposes of the Public Utility Holding Company Act. Based upon our understanding of recent SEC action in this area, we do not anticipate any issues in this proceeding and would anticipate receiving approval sometime in late January.

The Vectren transaction is expected to close in the first calendar quarter of 2000 and will precede the closing of the DPL acquisition.

DPL's gas operations, together with our announced merger with SIGCORP, will enable our combined company, Vectren, to provide energy-related products and services to nearly one million customers in the Midwest. By spreading our fixed costs over a greater number of customers we will improve our competitive position and continue to move toward our goal of becoming the leading regional provider of energy products and services.

We believe that the steps we are taking will enable Indiana
Energy and Vectren--to embrace the challenges of our changing industry and to seize the opportunities those changes create.

I want to emphasize that as we reported in our November conference call, we are still on track to deliver 10% average annual earnings per share growth.

Now, Operator, we would be pleased to respond to questions.

JEFF WHITESIDE


Thank you for joining us today to learn more about this acquisition. Should you have additional questions regarding the transaction, please call us. Have a great holiday season.
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